Exhibit (a)(1)(N) FORM OF SUMMARY ADVERTISEMENT DATED JANUARY 21, 2005


This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Amended and Restated Offer to Purchase dated January 21, 2005 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser (as defined below) by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Shares

                                       of

                           LASALLE RE HOLDINGS LIMITED

                                       at

                               $1.17 Net per Share

                                       by

                           LASALLE COVER COMPANY, LLC

      LaSalle Cover Company, LLC, (the "Purchaser"), a Delaware limited liability company formed for the purpose of the proposed transaction, whose members are Costa Brava Partnership III, LP and White Bay Capital Management LLC, is offering to purchase all outstanding shares of Series A Preferred Stock $1.00 par value per share (the "Shares") of LaSalle Re Holdings Limited, a Bermuda company (the "Company"), at $1.17 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase dated January 21, 2005 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Costa Brava Partnership III, LP, Roark, Rearden & Hamot, LLC, White Bay Capital Management LLC, Seth W. Hamot and Andrew R. Siegel may also be deemed to be making the Offer.

      THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 18, 2005, UNLESS THE OFFER IS EXTENDED.

      The Offer is subject to the conditions described in the Offer to Purchase. If any of such conditions is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the expiration of the Offer and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. The Offer is not conditioned upon the Purchaser obtaining financing.

      After the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, and less than all of the Shares have been tendered, the Purchaser may, subject to certain conditions, include a subsequent offering period of between three and 20 business days to permit additional tenders of Shares. No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment. The Purchaser does not currently intend to include a subsequent offering period, although the Purchaser reserves the right to do so.

      Subject to the provisions of applicable law, the Purchaser reserves the right to extend or amend the Offer in its sole discretion. If the Offer is extended, the Purchaser will make a public announcement of the extension by issuing a release to the Dow Jones News Service, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. The Purchaser also will disseminate any public announcement promptly to stockholders in a manner reasonably designed to inform them of the amendment or extension, as applicable.

      For purposes of the Offer, the Purchaser shall be deemed to have accepted tendered Shares for payment when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares and the related assignment of proceeds ("Assignment") (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)) and (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents.

      Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after February 18, 2005, unless such Shares have been accepted for payment as provided in the Offer to Purchase. To withdraw tendered Shares, a written, telegraphic or facsimile transmission notice of withdrawal with respect to such Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares to be withdrawn, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the

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account at the Book Entry Transfer Facility to be credited with the withdrawn
Shares and otherwise comply with such Book Entry Transfer Facility's procedures.

      Sale of Shares or delivery of an Assignment pursuant to the Offer will be a taxable transaction for federal income tax purposes. Stockholders who sell Shares or deliver an accepted Assignment pursuant to the Offer will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and their adjusted tax basis for the underlying Shares. Stockholders are urged to consult with their own tax advisors regarding the character of such gain or loss and other tax consequences of tendering their Shares or an Assignment in the Offer.

      The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

      A request is being made to the Company for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both in their entirety before making any decision with respect to the Offer.

      Any questions or requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer; stockholders are directed to contact the Depositary to confirm delivery of Shares.

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   The Information Agent for the Offer is:                               The Depositary for the Offer is:

                                                                                   Computershare
  Georgeson Shareholder Communications, Inc.
               17 State Street                          By Mail:          By Facsimile Transmission:       By Hand or Overnight
                  10th Floor                                                                                     Courier:
              New York, NY 10004
                                                  Computershare Trust      For Eligible Institutions        Computershare Trust
 Shareholders Call Toll-Free: (866) 295-8105            Company                     Only:                        Company
                                                      of New York              (212) 701-7636                  of New York
    Banks and Brokers Call (212) 440-9800         Wall Street Station                                       Wall Street Plaza
                                                     P.O. Box 1010           For Confirmation Only      88 Pine Street, 19th Floor
                                                  New York, NY 10268           (212) 701-7600               New York, NY 10005
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January 21, 2005
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